NVE Reports Fiscal Year Results
                  Commercial product revenues up 57%

EDEN PRAIRIE, Minn.--April 24, 2003--NVE Corporation (NasdaqSC: NVEC) today announced financial results for the fourth quarter and fiscal year ended March 31, 2003.

Total revenue for fiscal 2003 was $9.45 million, compared to $7.00 million the prior-year period, an increase of 35%. Commercial product sales for the year increased 57% over the prior-year period. For fiscal 2003, the company reported net income of $646,850 or $.15 per diluted share compared to a loss of $2.10 million or $.62 per share for the prior-year period.

Total revenue for the fourth quarter of fiscal 2003 was $2.60 million compared to $2.09 million for the prior-year quarter, an increase of 25%. Commercial product sales for the current quarter increased 61% over the prior-year quarter. Net income for the current quarter was $160,164 or $.04 per diluted share, compared to loss of $894,123 or $.26 per share for the prior-year quarter.

The company met its previously issued guidance of income of $0.15 per diluted share and revenue of between $9.1 million and $9.5 million for the fiscal year ending March 31, 2003, and met its expectation of 50% or more increase in commercial product revenues for the fiscal year ending March 31, 2003.

"These results are in line with our expectations for strong, profitable growth," commented President and Chief Executive Officer Daniel A. Baker, Ph.D. "Because of the unique benefits of our technology, our product sales grew rapidly despite weak economic conditions in the electronics industry.

"For the fiscal year ending March 31, 2004," continued Baker, "we expect $0.01 to $0.08 per diluted share net income, despite the completion of certain license and technology partnership revenues. Those completed items contributed income of $.28 per diluted share in the past fiscal year. We expect to continue our rapid growth in commercial product sales, and that growth will allow us to maintain profitability."

NVE is a leader in the practical commercialization of "spintronics," which many experts believe represents the next generation of microelectronics. NVE's products include sensors and couplers which revolutionize data acquisition and transfer in industrial automation and networks.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as industry economic trends, the company's ability to meet stringent customer technical requirements, as well as the risk factors listed from time to time in the company's filings with the SEC, including the company's Annual Report on Form 10-KSB and other periodic reports filed with the SEC.

                                      ###

Contact: Daniel A. Baker, President and Chief Executive Officer, 952-996-1628

                                NVE Corporation
                      CONDENSED STATEMENTS OF OPERATIONS
               QUARTER AND YEAR ENDED MARCH 31, 2003 AND 2002
                  (IN THOUSANDS EXCEPT PER SHARE; UNAUDITED)


Quarter ended                           March 31, 2003          March 31, 2002
Revenue:
  Contract research and development           $  1,709                $  1,497
  Product sales                                    795                     495
  License revenue                                   98                      98
                                              ---------               ---------
Total revenue                                    2,602                   2,090

Total expenses                                   2,442                   2,984
                                              ---------               ---------
Net income (loss)                             $    160                $   (894)
                                              =========               =========

Weighted average shares outstanding              4,366                   3,439
Net income (loss) per share - diluted         $   0.04                $  (0.26)


Year ended                              March 31, 2003          March 31, 2002
Revenue:
  Contract research and development           $  6,553                $  4,816
  Product sales                                  2,503                   1,593
  License revenue                                  391                     586
                                              ---------               ---------
Total revenue                                    9,447                   6,995

Total expenses                                   8,800                   9,095
                                              ---------               ---------
Net income (loss)                             $    647                $ (2,100)
                                              =========               =========

Weighted average shares outstanding              4,324                   3,406
Net income (loss) per share - diluted         $   0.15                $  (0.62)

                                NVE Corporation
                           CONDENSED BALANCE SHEETS
                       MARCH 31, 2003 AND MARCH 31, 2002
                                (IN THOUSANDS)

                                             (UNAUDITED)
                                         March 31, 2003          March 31, 2002
ASSETS
Current assets:
 Cash                                           $   596                 $   537
 Investment securities                            5,880                       -
 Other current assets                             2,039                   1,833
Total current assets                              8,515                   2,370
Fixed assets                                      1,167                   1,226
                                               ---------               ---------
Total assets                                    $ 9,682                 $ 3,596
                                               =========               =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                               1,980                   2,742
Other long-term liabilities                         223                     377
                                               ---------               ---------
Total liabilities                                 2,203                   3,119

Shareholders' equity:
 Common stock                                        42                     173
 Additional paid-in capital                      12,171                   5,758
 Accumulated other comprehensive income              73                       -
 Accumulated deficit                             (4,807)                 (5,454)
                                               ---------               ---------
Total shareholders' equity                        7,479                     477
                                               ---------               ---------
Total liabilities and shareholders' equity      $ 9,682                 $ 3,596
                                               =========               =========